NEWS For Immediate Release	03-004 Date: April 1, 2003 Contact: Investor/Media Relations: Jim Pendergast Phone (403) 225-7357 Fax (403) 225-7609

Agrium revises earnings guidance upwards for first quarter	E-mail: investor@agrium.com WWW: http://www.agrium.com

CALGARY, Alberta — Agrium Inc. (TSX and NYSE: AGU) announced that it is revising its earnings guidance for the first quarter, 2003 to a loss of no more than $0.10 per common share. This is a significant improvement from the previous guidance of a loss of $0.20 per common share given on February 5, 2003. The primary reason for the improved outlook is greater than anticipated increases in global nitrogen prices. As previously indicated, Agrium will give guidance for the second quarter, 2003 when it releases its first quarter results on April 30, 2003.

Agrium Inc. is a leading global producer and marketer of crop nutrients and a major retail supplier of agricultural products and services in both North America and Argentina. Agrium produces and markets three primary groups of nutrients: nitrogen, phosphate and potash. Agrium’s strategy is to grow through incremental expansion of its existing operations and acquisitions as well as the development, commercialization and marketing of new products and international opportunities.

Certain statements in this press release constitute forward-looking statements. Such forward-looking statements involve known and unknown risks and uncertainties, including those referred to in the Corporation’s annual report to shareholders for 2001, which may cause the actual results, performance or achievements of the Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the future supply and demand for fertilizers, the future prices of nitrogen, phosphate and potash, the level and volatility of natural gas prices, the differential pricing of natural gas in various markets, weather conditions in North America, future grain and crop prices, future levels of nitrogen imports into North America, future nitrogen production capacity and governmental agricultural policies.